Exhibit 3.2
Bylaws of
Voyager Technologies, Inc.
(a Texas corporation)
as of June 18, 2026

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5.4 Removal and Resignation of Officers.	20
5.5 Vacancies in Offices.	20
5.6 Representation of Shares of Other Corporations.	20
5.7 Authority and Duties of Officers.	20
5.8 Compensation.	21

Article VI - Records	21

Article VII - General Matters	21

7.1 Execution of Corporate Contracts and Instruments.	21
7.2 Stock Certificates.	21
7.3 Special Designation of Certificates.	22
7.4 Lost Certificates.	22
7.5 Shares Without Certificates	22
7.6 Construction; Definitions.	22
7.7 Dividends.	22
7.8 Fiscal Year.	23
7.9 Seal.	23
7.10 Transfer of Stock.	23
7.11 Stock Transfer Agreements.	23
7.12 Registered Shareholders.	23
7.13 Waiver of Notice.	23
7.14 Severability.	24
7.15 Inconsistent Provisions.	24

Article VIII - Notice	24

8.1 Delivery of Notice; Notice by Electronic Transmission.	24

Article IX - Indemnification	25

9.1 Indemnification of Directors and Officers.	25
9.2 Indemnification of Others.	25
9.3 Prepayment of Expenses.	26
9.4 Determination; Claim.	26
9.5 Non-Exclusivity of Rights.	26
9.6 Insurance.	26
9.7 Other Indemnification.	26
9.8 Continuation of Indemnification.	27
9.9 Amendment or Repeal; Interpretation.	27

Article X - Amendments	27

Article XI - Definitions	28
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Bylaws of Voyager Technologies, Inc.
Article I - Corporate Offices
1.1Registered Office.
The address of the registered office of Voyager Technologies, Inc. (the “Corporation”) in the State of Texas, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of formation, as the same may be amended and/or restated from time to time (the “Certificate of Formation”).
1.2Other Offices.
The Corporation may have additional offices at any place or places, within or outside the State of Texas, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.
Article II - Meetings of Shareholders
2.1Place of Meetings.
Meetings of shareholders shall be held at any place within or outside the State of Texas, designated by the Board. The Board may, in its sole discretion, determine that a meeting of shareholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by the Texas Business Organizations Code (the “TBOC”). In the absence of any such designation or determination, shareholders’ meetings shall be held at the Corporation’s principal executive office.
2.2Annual Meeting.
The Board shall designate the date and time of the annual meeting of shareholders. At the annual meeting of shareholders, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 of these Bylaws may be transacted. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of shareholders.
2.3Special Meeting.
Special meetings of stockholders may be called only by such persons and only in such manner as set forth in the Certificate of Incorporation.
No business may be transacted at any special meeting of shareholders other than the business specified in the notice of such meeting. The Board may postpone or reschedule any previously scheduled special meeting of shareholders.
2.4Notice of Business to be Brought before a Meeting.
(a)At an annual meeting of the shareholders, only such business (other than the nomination of persons for election to the Board) shall be conducted as shall have been properly brought before the meeting pursuant to and in accordance with this Section 2.4. To be properly brought before an annual meeting, business must be (i) specified in a notice of meeting given by or at the direction of the Board,

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including by any committee or persons authorized to do so by the Board or these Bylaws, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or (iii) otherwise properly brought before the meeting by a shareholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice to the Corporation provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a shareholder to propose business (other than nominations of persons for election to the Board) to be brought before an annual meeting of the shareholders. The only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant to Section 2.7, and shareholders shall not be permitted to propose business to be brought before a special meeting of the shareholders. For purposes of this Section 2.4, (i) “present in person” shall mean that the shareholder proposing that the business be brought before the annual meeting of the shareholders, or a qualified representative of such proposing shareholder, appear at such annual meeting, and (ii) a “qualified representative” of such proposing shareholder shall be a duly authorized officer, manager or partner of such shareholder or any other person authorized by a writing executed by such shareholder or an electronic transmission delivered by such shareholder to act for such shareholder as proxy at the annual meeting of shareholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at or before such annual meeting of shareholders. Shareholders seeking to nominate persons for election to the Board must comply with Section 2.5 and Section 2.5(a) and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5 and Section 2.5(a).
(b)Without qualification, for business to be properly brought before an annual meeting of shareholders by a shareholder, such proposed business must constitute a proper matter for shareholder action and the shareholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a shareholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the oneyear anniversary of the preceding year’s annual meeting which, in the case of the first annual meeting of shareholders following the closing of the Corporation’s initial underwritten public offering of Class A Common Stock, the date of the preceding year’s annual meeting shall be deemed to be May 15; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the shareholder to be timely must be so delivered, or mailed and received at, the principal executive offices of the Corporation, not more than the one hundred twentieth (120th) day prior to such annual meeting and not later than (i) the ninetieth (90th) day prior to such annual meeting or, (ii) if later, the tenth (1 Oth) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of Timely Notice as described above.
(c)To be in proper form for purposes of this Section 2.4, a shareholder’s notice to the Secretary shall set forth:

(i)As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records), (B) the class or series and number of shares of capital stock of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of capital stock of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future, (C) the date or dates such shares were acquired, (D) the investment intent of such acquisition of such shares and (E) any pledge by such Proposing Person with respect to any of such shares (the disclosures to be made pursuant to the foregoing clauses (A) through (E) are referred to as “Shareholder Information”);
(ii)As to each Proposing Person,
(a)the material terms and conditions of any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) or a “put equivalent position” (as such term is defined in Rule 16a-1(h) under the Exchange Act) or other derivative or synthetic arrangement in respect of any class or series of shares of capital stock of the Corporation (“Synthetic Equity Position”) that is, directly or indirectly, held or maintained by, held for the benefit of, or involving such Proposing Person, including, without limitation,
(1)any option, warrant, convertible security, stock appreciation right, future or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of capital stock of the Corporation or with a value derived in whole or in part from the value of any shares of any class or series of shares of capital stock of the Corporation,
(2)any derivative or synthetic arrangement having the characteristics of a long position or a short position in any class or series of shares of capital stock of the Corporation, including, without limitation, a stock loan transaction, a stock borrowing transaction, or a share repurchase transaction or
(3)any contract, derivative, swap or other transaction or series of transactions designed to
(x)produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of capital stock of the Corporation,
(y)mitigate any loss relating to, reduce the economic risk (of ownership or otherwise) of, or manage the risk of share price decrease in, any class or series of shares of capital stock of the Corporation, or
(z)increase or decrease the voting power in respect of any class or series of shares of capital stock of the Corporation held or maintained by, held for the benefit of, or involving such Proposing Person, including, without limitation, due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of capital stock of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of capital stock of the Corporation, through the delivery of cash or other property, or otherwise, and without regard to whether the holder thereof may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the price or value of any shares of any class or series of shares of capital stock of the Corporation;
provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-l(b)(l) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-l(b)(l) under the Exchange Act solely by reason of Rule 13d-l(b)(l)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underly any Synthetic Equity Position that is, directly or indirectly, held or maintained by, held for the benefit of, or involving such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer,
(b)a description of any agreement, arrangement or understanding with respect to any rights to dividends on the shares of any class or series of shares of capital stock of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of capital stock of the Corporation,
(c)any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation,
(d)any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand,
(e)any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement),

(f)any proportionate interest in shares of capital stock of the Corporation or a Synthetic Equity Position held, directly or indirectly, by a general or limited partnership, limited liability company or similar entity in which any such Proposing Person (1) is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership or (2) is the manager, managing member or, directly or indirectly, beneficially owns an interest in the manager or managing member of such limited liability company or similar entity;
(g)a representation that such Proposing Person intends or is part of a group that intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies or votes from shareholders in support of such proposal and
(h)any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the annual meeting pursuant to Section 14(a) of the Exchange Act
(the disclosures to be made pursuant to the foregoing clauses (a) through (h) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the shareholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and
(iii)As to each item of business that the shareholder proposes to bring before the annual meeting of shareholders, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment), (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other person or entity (including their names), in each case, in connection with the proposal of such business by such shareholder, and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the annual meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the shareholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.
For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the shareholder providing the notice of business proposed to be brought before an annual meeting of shareholders, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)(vi) of Instruction 3 to Item 4 of Schedule 14A) with such shareholder in such solicitation.
(d)The Board may request that any Proposing Person furnish such additional information as may be reasonably required by the Board. Such Proposing Person shall provide such additional information within ten (10) days after it has been requested by the Board.
(e)A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting of shareholders, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for shareholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for shareholders entitled to vote at the meeting in the case of the update and supplement required to be made as of such record date, and not later than eight (8) business days prior to the date for the meeting or, any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten (TO) business days prior to the meeting or any adjournment or postponement thereof, provided that, in the case of an adjournment or postponement, if it is not possible to deliver such update and supplement by such date due to an adjournment or postponement of the annual meeting that is less than eight (8) business days, such update or supplement shall be delivered on the first practicable date prior to the date to which such annual meeting has been adjourned or postponed. For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a shareholder, extend any applicable deadlines hereunder or enable or be deemed to permit a shareholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before an annual meeting of the shareholders.
(f)Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting of shareholders that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting (or, in advance of any meeting of shareholders, the Board of Directors or an authorized committee thereof) shall, if the facts warrant, determine whether the business was properly brought before the meeting in accordance with this Section 2.4, and if the presiding officer or Board should determine any proposed business was not proposed in compliance with this Section 2.4, the presiding officer or the Board shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.
(g)This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of shareholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(h)For purposes of these Bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.
2.5Notice of Nominations for Election to the Board of Directors.
(a)Nominations of any person for election to the Board at an annual meeting of shareholders or at a special meeting of shareholders (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (i) by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or these Bylaws, or (ii) by a shareholder present in person who (A) was a record owner of shares of capital stock the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 and Section (e) as to such notice and nomination. For purposes of this Section 2.5, (i) “present in person” shall mean that the shareholder nominating any person for election to the Board at the meeting of the Corporation, or a qualified representative of such shareholder, appear at such meeting and (ii) a “qualified representative” of such proposing shareholder shall be a duly authorized officer, manager or partner of such shareholder or any other person authorized by a writing executed by such shareholder or an electronic transmission delivered by such shareholder to act for such shareholder as proxy at the meeting of shareholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of shareholders. The foregoing clause (ii) shall be the exclusive means for a shareholder to make any nomination of a person or persons for election to the Board at an annual or special meeting of shareholders.
(b)(i) Without qualification, in the case of an annual meeting of shareholders, for a shareholder to make any nomination of a person or persons for election to the Board at an annual meeting, the shareholder must (1) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such shareholder and its candidate for nomination as required to be set forth by this Section 2.5 and Section (e) and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5 and Section (e).
(i)Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting, then for a shareholder to make any nomination of a person or persons for election to the Board at a special meeting, the shareholder must (1) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (2) provide the information with respect to each Nominating Person and each candidate for nomination as required by this Section 2.5 and Section (e) and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a shareholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than the ninetieth (90th) day prior to such special meeting or, if later, the tenth (10th) day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made (such notice within such time periods, “Special Meeting Timely Notice”).

(ii)In no event shall any adjournment or postponement of an annual or special meeting of shareholders or the announcement thereof commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.
(iii)In no event may a Nominating Person provide Timely Notice or Special Meeting Timely Notice, as applicable, with respect to a greater number of director candidates than are subject to election by shareholders at the applicable annual or special meeting of shareholders. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice or Special Meeting Timely Notice, as applicable or (ii) the tenth day following the date of public disclosure (as defined in Section 2.4) of such increase.
(c)To be in proper form for purposes of this Section 2.5, a shareholder’s notice to the Secretary shall set forth:
(i)As to each Nominating Person, the Shareholder Information (as defined in Section 2.4(c)(i), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(i));
(ii)As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(c)(ii), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(ii) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(c)(ii) shall be made with respect to the election of directors at the meeting); and provided that, in lieu of including the information set forth in Section 2.4(c)(ii)(g), the Nominating Person’s notice for purposes of this Section 2.5 shall include a representation as to whether the Nominating Person intends or is part of a group which intends to deliver a proxy statement and solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors in support of director nominees other than the Corporation’s nominees in accordance with Rule 14a-19 promulgated under the Exchange Act; and
(iii)As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in a proxy statement and accompanying proxy card relating to the Corporation’s next meeting of shareholders at which directors are to be elected and to serving as a director for a full term if elected), (B) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates (as defined in Rule 14a-1(a) promulgated under the Exchange Act) or any other participants (as defined in paragraphs (a) (ii)(vi) of Instruction 3 to Item 4 of Schedule 14A) in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as

“Nominee Information”), and (C) a completed and signed questionnaire, representation and agreement as provided in Section (e)(a).
For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the shareholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)(vi) of Instruction 3 to Item 4 of Schedule 14A) with such shareholder in such solicitation.
(d)The Board may request that any Nominating Person furnish such additional information as may be reasonably required by the Board. Such Nominating Person shall provide such additional information within ten (10) days after it has been requested by the Board.
(e)A shareholder providing notice of any nomination proposed to be made at an annual or special meeting of shareholders shall further update and supplement such notice or the materials delivered pursuant to this Section 2.5, as applicable, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for shareholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for shareholders entitled to vote at the meeting in the case of the update and supplement required to be made as of such record date, and not later than eight (8) business days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof, provided that, in the case of an adjournment or postponement, if it is not possible to deliver such update and supplement by such date due to an adjournment or postponement of the annual meeting that is less than eight (8) business days, such update or supplement shall be delivered on the first practicable date prior to the date to which such annual meeting has been adjourned or postponed. For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a shareholder, extend any applicable deadlines hereunder or enable or be deemed to permit a shareholder who has previously submitted notice hereunder to amend or update any nomination, including by changing or adding nominees, or to submit any new nomination, or submit any new proposal, matters, business or resolutions proposed to be brought before an annual or special meeting of the shareholders.
(f)In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting of shareholders, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations. Notwithstanding the foregoing provisions of this Section 2.5, unless otherwise required by law, (i) no Nominating Person shall solicit proxies in support of director nominees other than the Corporation’s nominees unless such Nominating Person has, or is part of a group that has, complied with Rule 14a-19 promulgated under the Exchange Act in connection with the solicitation of such proxies, including the provision to the Corporation of notices required thereunder in accordance with the time frames required in this Section 2.5 or by Rule 14a-19 promulgated under the Exchange Act, as applicable, and (ii) if (1) any Nominating Person provides notice in accordance with Rule 14a-19(b) promulgated under the Exchange Act and (2) (x) such notice in accordance with Rule 14a-19(b) is not provided within the time period for Timely Notice or Special Meeting Timely Notice, as applicable, (y) such Nominating Person subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) promulgated under the Exchange

Act or (z) such Nominating Person fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such Nominating Person has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act in accordance with the following sentence, then the nomination of such Nominating Person’s proposed nominees shall be disregarded, notwithstanding that each such nominee is included as a nominee in the Corporation’s proxy statement, notice of meeting or other proxy materials for any meeting of shareholders (or any supplement thereto) and notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes shall be disregarded). If any Nominating Person provides notice in accordance with Rule 14a-19(b) promulgated under the Exchange Act, such Nominating Person shall deliver to the Corporation, no later than seven (7) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.
2.6Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors.
(a)To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board or by a shareholder of record, must have previously delivered, to the Secretary at the principal executive offices of the Corporation, (i) a completed written questionnaire (in the form provided by the Corporation within ten (10) days upon written request of any shareholder of record therefor) with respect to the background, qualifications, stock ownership and independence of such proposed nominee and (ii) a written representation and agreement (in the form provided by the Corporation within ten (10) days upon written request of any shareholder of record therefor) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed therein or to the Corporation, (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect), and (D) if elected as a director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face reelection.
(b)The Board may also require any proposed candidate for nomination as a director to furnish such other information related to such candidate’s eligibility or qualification to serve as a director as may reasonably be requested by the Board in writing prior to the meeting of shareholders at which such candidate’s nomination is to be acted upon. Without limiting the generality of the foregoing, the Board may request such other information in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation or to comply with the director qualification standards and additional selection criteria in accordance with the Corporation’s Corporate Governance Guidelines. Such other information shall be delivered to, or mailed and received by, the

Secretary at the principal executive offices of the Corporation not later than five (5) business days after the request by the Board has been delivered to, or mailed and received by, the Nominating Person.
(c)A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.5(e), if necessary, so that the information provided or required to be provided pursuant to this Section 2.5(e) shall be true and correct as of the record date for shareholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for shareholders entitled to vote at the meeting in the case of the update and supplement required to be made as of such record date, and not later than eight (8) business days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof, provided that, in the case of an adjournment or postponement, if it is not possible to deliver such update and supplement by such date due to an adjournment or postponement of the annual meeting that is less than eight (8) business days, such update or supplement shall be delivered on the first practicable date prior to the date to which such annual meeting has been adjourned or postponed. For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a shareholder, extend any applicable deadlines hereunder or enable or be deemed to permit a shareholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the shareholders.
(d)No candidate nominated pursuant to Section 2.5(a)(ii) shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 2.5 and this Section 2.5(e), as applicable. The presiding officer at the meeting shall (or, in advance of any meeting of shareholders, the Board or an authorized committee thereof), if the facts warrant, determine whether a nomination was properly made in accordance with Section 2.5 and this Section 2.5(e), and if the presiding officer or the Board should determine that any nomination was not made in compliance with Section 2.5 and this Section 2.6, the presiding officer or the Board shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.
(e)Notwithstanding anything in these Bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated in accordance with Section 2.5 and this Section 2.5(e) and elected as a director.
2.7Notice of Shareholders’ Meetings.
Unless otherwise provided by law, the Certificate of Formation or these Bylaws, the notice of any meeting of shareholders shall be sent or otherwise given in accordance with Section 8.1 of these Bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting to each shareholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which shareholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting of shareholders, the purpose or purposes for which such meeting is called. To the extent required by the TBOC, notice of a shareholder meeting involving a fundamental business transaction (as defined in the TBOC) must be given to each shareholder of the Corporation not later than twenty-one (21) days prior to the meeting, regardless of the shareholder’s right to vote on the matter, and shall state that the purpose, or one of the purposes, of the meeting is to consider a fundamental business transaction.
2.8Quorum.
Unless otherwise provided by law, the Certificate of Formation or these Bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of shareholders. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of shareholders, then either (i) the presiding officer of the meeting or (ii) a majority in voting power of the shareholders, present in person, or by remote communication, if applicable, or represented by proxy, and entitled to vote thereon shall have power to adjourn the meeting from time to time in the manner provided in Section 2.9 of these Bylaws until a quorum is present or represented. At any adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.
2.9Adjourned Meeting; Notice.
When a meeting of shareholders is adjourned to another time or place, unless these Bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which shareholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken or are provided in any other manner permitted by the TBOC. At any adjourned meeting of shareholders, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of shareholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining shareholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of shareholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each shareholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.
2.10Conduct of Business.
Meetings of shareholders shall be presided over by the Chair of the Board, if any, or in his or her absence or at his or her direction by the Chief Executive Officer or in the absence or at the direction of the foregoing persons by a presiding officer, who shall be a director or officer of the Corporation, designated by the Board. The Secretary shall act as Secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as Secretary of the meeting. The date and time of the opening and the closing of the polls for each matter upon which the shareholders will vote at a meeting of shareholders shall be announced at the meeting by the presiding officer. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of shareholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the presiding officer of any meeting of shareholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding officer, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the presiding officer of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to shareholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the presiding officer of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding officer at any meeting of shareholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the person presiding over the meeting), (or, in advance of the meeting of shareholders, the Board or an authorized committee thereof) shall, if the facts warrant, determine whether the business or nomination was properly brought before the meeting and if such presiding person or the Board should determine that such business or nomination was not properly brought, such presiding person or the Board shall so declare to the meeting and any such business or nomination not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding officer of meeting, meetings of shareholders shall not be required to be held in accordance with the rules of parliamentary procedure.
2.11Voting.
Except as may be otherwise provided in the Certificate of Formation or the TBOC, each shareholder shall be entitled to one (1) vote for each share of capital stock of the Corporation held by such shareholder.
Except as otherwise provided by the Certificate of Formation, at all duly called or convened meetings of shareholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Formation, these Bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, in which case such different or minimum vote shall be applicable to the matter, each other matter presented to the shareholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of a majority in voting power of the shares entitled to vote on, and who voted for or against (excluding, for the avoidance of doubt, abstentions and broker non-votes) on such matter.
2.12Record Date for Shareholder Meetings and Other Purposes.
In order that the Corporation may determine the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the shareholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of shareholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for shareholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of shareholders entitled to vote in accordance herewith at the adjourned meeting.
In order that the Corporation may determine the shareholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the shareholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining shareholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.
If shareholders are permitted to act by written consent under the Certificate of Formation, in order that the Corporation may determine the shareholders entitled to express consent to corporate action without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date for determining shareholders entitled to express consent to corporate action without a meeting is fixed by the Board, (i) when no prior action of the Board is required by law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board is required by law, the record date for such purpose shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.
2.13Proxies.
Each shareholder entitled to vote at a meeting of shareholders may authorize another person or persons to act for such shareholder by proxy in any manner permitted by law, including Rule 14a-19 promulgated under the Exchange Act. No proxy shall be voted or acted upon after eleven (11) months from its date unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power, as provided by the TBOC. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. A proxy may be in the form of an electronic transmission which sets forth or is submitted with information from which it can be determined that the transmission was authorized by the shareholder.
Any shareholder directly or indirectly soliciting proxies from other shareholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board.
2.14List of Shareholders Entitled to Vote.
The Corporation shall prepare, at least eleven (11) days before each meeting of shareholders, a complete list of the shareholders entitled to vote at the meeting (provided, however, that if the record date for determining the shareholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the shareholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each shareholder, the type of shares held by each shareholder, the number of shares registered in the name of each shareholder, and the number of votes that each shareholder is entitled to if the number of votes is different from the number of shares held by such shareholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any shareholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to shareholders of the Corporation. Such list shall presumptively determine the identity of the shareholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the shareholders entitled to examine the list of shareholders required by this Section 2.14 or to vote in person or by proxy at any meeting of shareholders.
2.15Inspectors of Election.
Before any meeting of shareholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.
Such inspectors shall:
(a)determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;
(b)count all votes or ballots;
(c)count and tabulate all votes;
(d)determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and
(e)certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.
Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.
2.16Delivery to the Corporation.
Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof

(including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered.
Article III - Directors
3.1Powers.
Except as otherwise provided by the Certificate of Formation or the TBOC, the business and affairs of the Corporation shall be managed by or under the direction of the Board.
3.2Number of Directors.
Subject to the Certificate of Formation, the total number of directors constituting the Board shall be determined from time to time exclusively by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.
3.3Election, Qualification and Term of Office of Directors.
Except as provided in Section 3.4 of these Bylaws, and subject to the Certificate of Formation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal. Directors need not be shareholders. The Certificate of Formation or these Bylaws may prescribe qualifications for directors.
3.4Resignation and Vacancies.
Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.
Unless otherwise provided in the Certificate of Formation or these Bylaws, and to the fullest extent permitted by the TBOC, vacancies resulting from the death, resignation, disqualification or removal of any director may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, or by election at an annual or special meeting of shareholders called for that purpose; provided, that any director so elected shall hold office for the remainder of the unexpired term of the director’s predecessor. Newly created directorships resulting from any increase in the authorized number of directors may be filled by election at an annual or special meeting of shareholders called for that purpose or by the Board; provided, however, that (a) any director elected by the Board to fill such a newly created directorship shall hold office only until the next election of one or more directors by the shareholders, and (b) for so long as the TBOC prohibits such action, the Board of

Directors may not fill more than two such directorships resulting from an increase in the number of directors during the period between any two successive annual meetings of shareholders.
3.5Place of Meetings; Meetings by Telephone.
The Board may hold meetings, both regular and special, either within or outside the State of Texas.
Unless otherwise restricted by the Certificate of Formation or these Bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this Bylaw shall constitute presence in person at the meeting.
3.6Regular Meetings.
Regular meetings of the Board may be held within or outside the State of Texas and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.
3.7Special Meetings; Notice.
Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the Chief Executive Officer, the President, the Secretary or a majority of the total number of directors constituting the Board.
Notice of the time and place of special meetings shall be:
(a)delivered personally by hand, by courier or by telephone;
(b)sent by United States first-class mail, postage prepaid;
(c)sent by facsimile or electronic mail; or
(d)sent by other means of electronic transmission, directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.
If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least twenty-four (24) hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four (4) days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8Quorum.
At all meetings of the Board, unless otherwise provided by the Certificate of Formation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Formation or these Bylaws.
3.9Board Action without a Meeting.
Unless otherwise restricted by the Certificate of Formation or these Bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.
3.10Fees and Compensation of Directors.
Unless otherwise restricted by the Certificate of Formation or these Bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.
Article IV - Committees
4.1Committees of Directors.
The Board may designate one (1) or more committees, each committee to consist, of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these Bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to take any action that a committee of the board of directors may not validly take under the TBOC, as it presently exists or may hereafter be amended.
4.2Committee Minutes.
Each committee shall keep regular minutes of its meetings and report the same to the Board when required.
4.3Meetings and Actions of Committees.
Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i)Section 3.5 (place of meetings; meetings by telephone);
(ii)Section 3.6 (regular meetings);
(iii)Section 3.7 (special meetings; notice);
(iv)Section 3.9 (board action without a meeting); and
(v)Section 7.13 (waiver of notice),
with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However.
(i)the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;
(ii)special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and
(iii)the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3, provided that such rules do not violate the provisions of the Certificate of Formation or applicable law.
4.4Subcommittees.
Unless otherwise provided in the Certificate of Formation, these Bylaws or the resolutions of the Board designating the committee, a committee may create one (1) or more subcommittees, each subcommittee to consist of one (1) or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.
Article V - Officers
5.1Officers.
The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Chief Financial Officer, a Treasurer, one (1) or more Vice Presidents, one (1) or more Assistant Vice Presidents, one (1) or more Assistant Treasurers, one (1) or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these Bylaws. Any number of offices may be held by the same person. No officer need be a shareholder or director of the Corporation.
5.2Appointment of Officers.
The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these Bylaws.

5.3Subordinate Officers.
The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these Bylaws or as the Board may from time to time determine.
5.4Removal and Resignation of Officers.
Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board, provided that, if the Board has empowered the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint any officer of the Corporation in accordance with the provisions of Section 5.3 of these Bylaws, then such officer may also be removed, with or without cause, by the Chief Executive Officer or the President, as applicable.
Any officer may resign at any time by giving notice in writing or by electronic transmission to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.
5.5Vacancies in Offices.
Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Section 5.2 and Section 5.3.
5.6Representation of Shares of Other Corporations.
The Chairperson of the Board, the Chief Executive Officer, or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.
5.7Authority and Duties of Officers.
All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board or, if the Board has empowered the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint any officer of the Corporation in accordance with the provisions of Section 5.3 of these Bylaws, by the Chief Executive Officer or President, as applicable, with respect to such officers appointed by the Chief Executive Officer or the President, as applicable, and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

5.8Compensation.
The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.
Article VI - Records
A stock ledger consisting of one or more records in which the names of all of the Corporation’s shareholders of record, the address and number of shares registered in the name of each such shareholder, and all issuances and transfers of stock of the Corporation are recorded in accordance with the TBOC shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept comply with all applicable requirements of the TBOC.
Article VII - General Matters
7.1Execution of Corporate Contracts and Instruments.
The Board, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents of the Corporation, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.
7.2Stock Certificates.
The shares of the Corporation shall be represented by certificates, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Formation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. Without limiting any other officer who may hereafter be authorized to sign stock certificates on behalf of the Corporation, the Chairperson or Vice Chairperson of the Board, Chief Executive Officer, the President, Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation are specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.
The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the

Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.
7.3Special Designation of Certificates.
If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to the TBOC); provided, however, that except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each shareholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
7.4Lost Certificates.
Except as provided in this Section 7.4, no new certificates for shares or uncertificated shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
7.5Shares Without Certificates
The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.
7.6Construction; Definitions.
Unless the context requires otherwise, the general provisions, rules of construction and definitions in the TBOC shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.
7.7Dividends.
The Board, subject to any restrictions contained in either (i) the TBOC or (ii) the Certificate of Formation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.
The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.
7.8Fiscal Year.
The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.
7.9Seal.
The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.
7.10Transfer of Stock.
Shares of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.
7.11Stock Transfer Agreements.
The Corporation shall have power to enter into and perform any agreement with any number of shareholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such shareholders in any manner not prohibited by the TBOC.
7.12Registered Shareholders.
Except as otherwise provided by applicable law, the Corporation:
(a)shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and
(b)shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof.
7.13Waiver of Notice.
Whenever notice is required to be given under any provision of the TBOC, the Certificate of Formation or these Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the shareholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Formation or these Bylaws.
7.14Severability.
Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Bylaws.
7.15Inconsistent Provisions.
In the event that any provision of these Bylaws is or becomes inconsistent with any provision of the Certificate of Formation, the TBOC or any other applicable law, the provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.
Article VIII - Notice
8.1Delivery of Notice; Notice by Electronic Transmission.
Without limiting the manner by which notice otherwise may be given effectively to shareholders, any notice to shareholders given by the Corporation under any provisions of the TBOC, the Certificate of Formation, or these Bylaws may be given in writing directed to the shareholder’s mailing address as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, or (2) if delivered by courier service, the earlier of when the notice is received or left at such shareholder’s address. Notice may be given by electronic mail or other electronic transmission only with the affirmative consent of the shareholder to whom such notice is given, in accordance with the TBOC. If given by electronic mail to a consenting shareholder, notice shall be given when directed to such shareholder’s electronic mail address. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.
Without limiting the manner by which notice otherwise may be given effectively to shareholders, Any notice to shareholders given by the Corporation under any provision of the TBOC, the Certificate of Formation or these Bylaws shall be effective if given by a form of electronic transmission consented to by the shareholder to whom the notice is given in accordance with Section 21.3531 of the TBOC. Any such consent shall be revocable by the shareholder by written notice or electronic transmission to the Corporation.
Any notice given pursuant to the preceding paragraph shall be deemed given:
(i)if by facsimile telecommunication, when directed to a number at which the shareholder has consented to receive notice;
(ii)if by a posting on an electronic network together with separate notice to the shareholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and
(iii)if by any other form of electronic transmission, when directed to the shareholder.

Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice, provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.
An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
Article IX - Indemnification
9.1Indemnification of Directors and Officers.
The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any director or officer of the Corporation (a “covered person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding. Notwithstanding the foregoing, with respect to a covered person who is not wholly successful on the merits or otherwise in the defense of a Proceeding, indemnification under this Section 9.1 shall be subject to the determination that such covered person acted in good faith and in a manner that the covered person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal Proceeding, had no reasonable cause to believe the covered person’s conduct was unlawful. For the avoidance of doubt, a covered person who is wholly successful, on the merits or otherwise, in the defense of a Proceeding shall be entitled to mandatory indemnification against reasonable expenses actually incurred in connection with that Proceeding without regard to the foregoing good faith standard, as required by the TBOC. Notwithstanding the preceding sentences, except as otherwise provided in Section 9.4, the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the Board.
9.2Indemnification of Others.
The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

9.3Prepayment of Expenses.
The Corporation shall, to the fullest extent not prohibited by applicable law, pay the expenses (including attorneys’ fees) incurred by any covered person, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that, in the case of a covered person who is a current director or officer of the Corporation, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of (a) a written affirmation by such covered person of such person’s good faith belief that the person has met the standard of conduct necessary for indemnification under this Article IX and (b) a written undertaking by such covered person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article IX or otherwise. Advancement of expenses to former directors or officers, or to employees and agents who are not governing persons, may be made on such terms as the Board deems appropriate, consistent with the TBOC.
9.4Determination; Claim.
If a claim for indemnification (following the final disposition of such Proceeding) under this Article IX is not paid in full within sixty (60) days, or a claim for advancement of expenses under this Article IX is not paid in full within thirty (30) days, after a written claim therefor has been received by the Corporation the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.
9.5Non-Exclusivity of Rights.
The rights conferred on any person by this Article IX shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Formation, these Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.
9.6Insurance.
The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or nonprofit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the TBOC.
9.7Other Indemnification.
The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership joint venture, trust, enterprise or non-profit enterprise.

9.8Continuation of Indemnification.
The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.
9.9Amendment or Repeal; Interpretation.
The provisions of this Article IX shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the Corporation (whether before or after the adoption of these Bylaws), in consideration of such person’s performance of such services, and pursuant to this Article IX the Corporation intends to be legally bound to each such current or former director or officer of the Corporation. With respect to current and former directors and officers of the Corporation, the rights conferred under this Article IX are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of these Bylaws. With respect to any directors or officers of the Corporation who commence service following adoption of these Bylaws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.
Any reference to an officer of the Corporation in this Article IX shall be deemed to refer exclusively to the Chief Executive Officer, President, and Secretary, or other officer of the Corporation appointed by (x) the Board pursuant to Article V of these Bylaws or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to Article V of these Bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of formation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article IX.
Article X - Amendments
The Board is expressly empowered to adopt, amend or repeal these Bylaws. The shareholders also shall have power to adopt, amend or repeal these Bylaws; provided, however, that such action by shareholders shall require, in addition to any other vote required by the Certificate of Formation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of voting stock of the Corporation entitled to vote thereon, voting together as a single class.
Article XI - Definitions
As used in these Bylaws, unless the context otherwise requires, the following terms shall have the following meanings:
An “electronic transmission” means a form of communication, including communication by use of or participation in one or more electronic data systems (including one or more distributed electronic networks or databases, including those employing blockchain or distributed ledger technology), that does not directly involve the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, as defined in Section 1.002 of the TBOC.
An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).
An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.
The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.